[McCurdy & Associates CPA's, Inc. Letterhead]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 8 of our report dated May 24, 2001 and to all references to our firm included in or, made a part of this Post-Effective Amendment.




/s/ McCurdy & Associates CPA's, Inc.
------------------------------------
Westlake, Ohio
August 20, 2001